Exhibit 4.23

Portions of this exhibit have been omitted pursuant to Item 601 (b)(10)(iv) of Regulation S-K on the basis that the registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

FACTORY LEASE AGREEMENT

No.: 0111/2022/HDTNX/VES-VHIZ

-	The Civil Code dated November 24, 2015;
-

The Land Law No. 45/2013/QH13 issued by the National Assembly of Vietnam on November 29, 2013; the Investment Law No. 61/2020/QH14 issued by the National Assembly of Vietnam on June 17, 2020; and the Law on Real Estate Business No. 66/2014/QH13 issued by the National Assembly of Vietnam on November 25, 2014;

-

Pursuant to Decree No. 43/2014/ND-CP dated May 15, 2014 of the Government detailing the implementation of a number of articles of the Land Law; Decree No. 148/2020/ND-CP dated December 18, 2020 amending and supplementing a number of decrees detailing the implementation of the Land Law; and Decree No. 31/2021/ND-CP dated March 26, 2021 of the Government detailing and guiding the implementation of a number of articles of the Investment Law;

-	Pursuant to Decree No. 02/2022/ND-CP dated January 6, 2022 of the Government detailing the implementation of a number of articles of the Law on Real Estate Business;
-

Pursuant to the project’s legal documents and records: the Certificate of Land Use Rights, Ownership of Residential Housing and Other Assets Attached to Land No. DH 615385 issued by the Hai Phong Department of Natural Resources and Environment on October 13, 2022.

THIS FACTORY LEASE AGREEMENT (the “Agreement”) is made on Novembber 1, 2022, in Hai Phong, by and between the parties:

(1) LESSOR: VINHOMES INDUSTRIAL ZONE INVESTMENT JOINT STOCK COMPANY

Head office: No. 7 Bang Lang 1 Street, Vinhomes Riverside Eco-urban Area, Viet Hung Ward, Long Bien District, Hanoi City, Vietnam.

Enterprise code:[***]

Representative: [***]

Position: [***]

(Hereinafter referred as “Lessor”)

AND

(2) VINES GREEN ENERGY SOLUTIONS JOINT STOCK COMPANY

Head office address: Dinh Vu - Cat Hai Economic Zone, Cat Hai Island, Cat Hai Town, Cat Hai District, Hai Phong City, Vietnam.

Business Registration Number: [***]

Representative: [***]

Position: [***]

(Hereinafter referred to as “Lessee”)

Lessor and Lessee hereinafter are collectively referred to as the “Parties” and individually as a “Party”.

The Parties agree to execute the Factory Lease Agreement (“Agreement”) with the following contents:

ARTICLE 1: INTRODUCTION OF LEASING FACTORY

1.1

Location of the Factory: as specified in Appendix 1 of this Lease Agreement (the “Factory”), located at the Battery Packaging Shop and the Ebus Shop within the VinFast Automobile Manufacturing Complex Project, or such other name as may be designated by the Lessor or the competent authority from time to time (the “Project”), which is under the ownership of the Lessor and leased to the Lessee in accordance with the terms and conditions of this Lease Agreement.

1.2	Condition of the Factory: As condition at Handover Date, set out in the Handover Minutes specified in Article 4 of this Lease Agreement.
1.3	Leased Factory Area (“Total Leased Area”):
1.4

Total gross floor area of the Battery Packaging Shop and a portion of the Ebus Shop: 33,000 m² (being the total floor construction area across all levels of the Shops, measured to the outer faces of the main structural walls of the factory). In which:

-	Battery Packaging Shop: [***] m2.
-	A portion of the Ebus Shop: [***] m2.
1.5

Purpose of Lease: To implement the Phase 1 VinES battery research, pilot and manufacturing project, which shall be invested in, developed and operated by the Lessee, and shall be in compliance with the land use planning and land use plan applicable to the Land Plot and the Project (the “Manufacturing Project”).

1.6	Other information and contents relating to the Factory are set out in Appendix 2 of this Lease Agreement (Factory Technical Requirements).
1.7

Location of the Factory Area: the entire land area within the outer perimeter of the fences enclosing the Factory (collectively, the “Factory Area”), which is under the lawful ownership of the Lessor, including the Factory and ancillary buildings (such as parking facilities, waste collection areas, waste storage facilities, etc.), structures, technical infrastructure systems and other systems constructed within the Factory Area.

ARTICLE 2: RENTAL PRICE

22.1Rental price:

a.	Rental: [***] VND/month (“Factory Rental”), in which:

Rental: [***]VND/m2/month (excluding of VAT) x Total Leased Area.

b.	The Rental specified in Article 2.1(a) above does not include the following:
(i)	Value-added tax (“VAT”) and other taxes in accordance with the laws of Vietnam;
(ii)	Management and operation service fees for the Factory, the Factory Area, and the Common Facilities within the Project;
(iii)	The costs specified in Article 2.2 of this Lease Agreement;
(iv)	Any other costs not listed in Article 2.1(a) of this Lease Agreement;
2.2

The costs of electricity, water, connections, installation of equipment, and the use of services for the Factory (such as gas supply services, postal services, telecommunications, television services), and other services shall be paid by the Lessee directly to the electricity and water suppliers and other service providers in accordance with the agreements between the Lessee and such service providers.

2.3	The Parties agree that the Factory Rental shall be adjusted in the following cases:
a.	During the Lease Term specified in Article 4 of this Lease Agreement, the Rental shall be increased by [***] every [***] years from the Handover Date (the “Adjustment Period”).

b.

In the event the Lease Term is extended, the Rental shall be renegotiated by the Parties based on market rates and, in any event, shall not be lower than the Factory Rental specified in Article 2.1(a) plus [***].

c.

Any adjustment to the Rental under this Article shall take effect [***] days from the date on which the Lessor gives written notice to the Lessee, or such other period as specified in the Lessor’s notice, whichever occurs earlier.

ARTICLE 3: PAYMENT SCHEDULE

3.1	Payment method: Payment shall be made in Vietnam Dong (VND) by way of letter of credit (L/C) or bank transfer to the Lessor’s bank account as specified in Article 3.4 of this Lease Agreement.
3.2	Payment timeline:
a.

During the Lease Term, the Factory Rental and Management Fee shall be paid by the Lessee to the Lessor in advance on a quarterly basis (each, a “Payment Period”), within the first [***] days of each Payment Period or in accordance with any other notice of the Lessor (if any), whichever occurs earlier, regardless of whether the Lessee receives any payment notice or request from the Lessor.

b.

The first Payment Period shall be calculated from the commencement date to the last day of the first calendar quarter of the Lease Term; provided that if the commencement date falls after the [***] day of the last month of such first calendar quarter, the first Payment Period shall be calculated from the commencement date to the last day of the following calendar quarter. The final Payment Period shall be calculated from the first day of the last calendar quarter to the expiry date. All other Payment Periods shall be calculated from the first day to the last day of the relevant calendar quarter. The Factory Rental and Management Fee for the first and final Payment Periods shall be prorated based on the actual number of days in such periods. For this purpose, the Rental/Service Fee shall be determined based on the total number of days in the relevant month(s) of the first and final Payment Periods.

3.3	The Deposit
a.

The Lessee shall pay to the Lessor in advance an amount equivalent to [***] month of the Factory Rental (the “Deposit”) and shall maintain such Deposit throughout the Lease Term (including any extension thereof, if any) to secure the full and proper performance of the Lessee’s obligations under this Lease Agreement. The Parties agree that the Deposit shall be paid on the signing date of this Lease Agreement. The Deposit shall be non-interest bearing during the Lease Term and shall be handled in accordance with the provisions of this Lease Agreement.

b.

Upon any increase of the Factory Rental in accordance with Article 2.3 of this Lease Agreement, the Lessee shall pay an additional amount to the Lessor to top up the Deposit so that it remains equal to [***] month of the adjusted Factory Rental in accordance with Article 2.3 above. For clarity, such additional Deposit shall be paid together with the Factory Rental for the Payment Period in which the rental adjustment takes effect.

3.4

Unless otherwise requested by the Lessor in writing, the Lessee shall pay the Factory Rental, Deposit, Management Fee, wastewater treatment fee, and any other amounts payable under this Lease Agreement by bank transfer to the Lessor’s bank account (the “Account”) on or before the relevant due date in accordance with this Lease Agreement. The Lessor’s Account details are as follows:

Account name: [***]

Account number: [***]

Bank: [***]

Branch: [***]

3.5

If the Lessee fails or delays in making any payment due to the Lessor under this Lease Agreement (including but not limited to the Factory Rental, Deposit, Management Fee, and wastewater treatment fee), the Lessee shall pay to the Lessor: (i) a penalty of [***] of the overdue amount per day of delay; and (ii) interest on the overdue amount at a rate equal to [***] plus the 12-month term deposit interest rate applicable to corporate deposits in VND as announced by the Joint Stock Commercial Bank for Foreign Trade of Vietnam (Vietcombank), calculated from the due date of such payment.

ARTICLE 4: LEASE TERM

4.1

The lease term of the Factory (the “Lease Term”) shall commence on November 1, 2022 (the “Commencement Date”) and expire on July 14, 2067 (the “Expiry Date”), unless terminated earlier in accordance with Article 13 of this Lease Agreement.

No later than [***] months prior to the Expiry Date, either Party may submit a written request to the other Party for an extension of this Lease Agreement. Upon agreement on the leasing terms for the extended period, the Parties shall execute an extension appendix to this Lease Agreement or enter into a new lease agreement (based on the standard form issued/applied by the Lessor), at the Lessor’s discretion from time to time.

4.2	Handover Date: November 1, 2022 (“Handover Date”)
4.3	Accompanying documents:

Handover Minutes: On the Handover Date, the Parties shall execute a handover minutes together with an inventory of equipment (the “Handover Minutes”), which shall serve as the basis for implementation of this Lease Agreement. For clarity, at least [***] days prior to the Handover Date, the Lessor shall send a written notice to the Lessee specifying the time, location and procedures for the handover (the “Handover Notice”).

ARTICLE 5: USE OF THE FACTORY

5.1

Permitted Use of the Factory by the Lessee (“Permitted Use”): The Lessee shall use the Factory and the Factory Area strictly for the purpose specified in Article 1.4 and in compliance with the Investment Registration Certificate No. [***] dated March 8, 2022 issued by the Hai Phong Economic Zone Authority, and the Enterprise Registration Certificate No. [***] dated July 13, 2022 issued by the Business Registration Office – Department of Planning and Investment of Hai Phong City, as amended or supplemented from time to time (if any) (the “Lessee’s Licenses”). Except for the Permitted Use specified herein, the Lessee shall not use the Factory and the Factory Area for any other purpose without the prior written consent of the Lessor. For the avoidance of doubt, the installation of vending machines or ancillary amenities within the Factory shall not be deemed a breach of the Permitted Use under this Lease Agreement.

5.2

Restrictions on Use: The Lessee shall use the Factory and the Factory Area in accordance with this Lease Agreement and applicable laws. The Lessee shall be fully liable before the law and to the Lessor for any use of the Factory and/or the Factory Area for purposes other than the Permitted Use and/or in violation of applicable laws.

5.3

The service fee for management and operation of the Factory, the Factory Area, and the Common Facilities within the Project (the “Management Fee”) shall be calculated at a rate of VND [***]/m²/month multiplied by the total actual leased area as recorded in the Handover Minutes, exclusive of VAT. The Lessee shall pay the Management Fee to the Lessor in the same Payment Period as the Factory Rental in accordance with Article 3.2 of this Lease Agreement. The Management Fee may be adjusted in accordance with notice from the Lessor or the management entity appointed by the Lessor.

5.4	Wastewater Treatment Fee: [***]VNĐ/m3 exclusive of VAT. The Lessee shall pay such fee on a monthly basis in accordance with the notice issued by the Lessor or the management entity appointed by the Lessor from time to time.

For clarity, the total wastewater volume shall be deemed to be [***] of the total supplied water volume and shall apply only to the treatment of wastewater from Grade B to Grade A in accordance with applicable national technical regulations on industrial wastewater and other relevant laws, as amended, supplemented, or replaced from time to time.

For further clarity, the Lessee shall be responsible for pre-treating wastewater to at least Grade B in compliance with applicable national technical regulations on industrial wastewater and other relevant laws, as amended, supplemented, or replaced from time to time.

5.5

The Management Fee and the Wastewater Treatment Fee do not include the costs specified in Article 2.2 of this Lease Agreement and all other costs arising from the Lessee’s production, operation, business activities, and other activities.

5.6

In the event of any mandatory change in the Management Fee or wastewater treatment fee as required by applicable laws or regulations, the new rates shall take effect from the effective date prescribed by the competent authorities, and the Lessor shall notify the Lessee of such changes as soon as reasonably practicable.

5.7

The Lessee shall be responsible for installing and connecting utilities for the Factory and the Factory Area from the connection points provided by the Lessor or third parties, and for entering into utility supply agreements with service providers or through the Lessor on terms and conditions agreed by the relevant parties.

ARTICLE 6. RIGHTS AND RESPONSIBILITIES OF LESSOR

6.1	Rights of the Lessor
a.	To require the Lessee to take over the Factory in accordance with the timeline agreed in Article 4 of this Lease Agreement;
b.

To require the Lessee to fully pay the Factory Rental, Deposit, Management Fee, wastewater treatment fee, and other amounts (if any) in accordance with the timelines and methods set out in Articles 2, 3, and 5 of this Lease Agreement;

c.	To require the Lessee to preserve and use the Factory and the Factory Area in accordance with their condition as specified in Article 1 of this Lease Agreement;
d.	To require the Lessee to compensate for damages or repair any damage caused by the Lessee;
e.	To renovate or upgrade the Factory and/or the Factory Area, provided that such works do not adversely affect the Lessee during the Lease Term;
f.	To unilaterally terminate the Lease Agreement in accordance with Clause 1, Article 30 of the Law on Real Estate Business;
g.	To require the Lessee to return the Factory and the Factory Area (including attached equipment) upon expiry of the Lease Term;
h.

Not to be liable for any loss of or damage to the Lessee’s property arising from any cause whatsoever, and not to be obligated to compensate for any loss or issue arising directly or indirectly from the Lessee’s use of the Factory and the Factory Area, including in cases of fire, theft, or other objective events or force majeure events;

i.

To require the Lessee, at its own cost, together with any persons permitted by the Lessee, to vacate the Factory and/or the Factory Area and remove all equipment and assets owned by the Lessee upon termination of this Lease Agreement;

j.

To issue and amend regulations governing the use of Common Facilities and Utilities from time to time without requiring the Lessee’s consent, provided that the Lessee is notified prior to the effective date of such regulations or amendments, except where changes take immediate effect in accordance with law;

k.

To invest in, exploit, and use assets and land use rights outside the Factory and the Factory Area, including the investment in construction of Common Facilities and Utilities, in accordance with the approved Project and its development plan;

l.

To create any security or grant any rights to third parties over the Factory, the land use rights relating to the Factory Area, and/or any rights arising from this Lease Agreement without requiring further consent from the Lessee, provided that such actions do not adversely affect the Lessee’s use of the Factory and/or the Factory Area in accordance with this Lease Agreement;

m.

To directly provide or appoint a management entity to provide monthly management services for the Factory, the Factory Area, and the Common Facilities and Utilities within the Project. In case a third party is appointed, the Lessor shall have full authority to negotiate, agree, and execute service agreements with such third party;

n.

To deduct from the Deposit any amounts payable by the Lessee to the Lessor and/or third-party service providers for the Factory, including but not limited to late payment interest, and compensation for damages. In the event of any such deduction against the Deposit, upon the Lessor’s request, the Lessee shall, within [***] days from the date of such request, top up the Deposit by an amount equal to the deducted sum. Failure by the Lessee to replenish the Deposit shall constitute a breach of this Lease Agreement. For clarity, any deduction from the Deposit shall not prejudice any other rights of the Lessor under this Lease Agreement, including but not limited to the right to require payment of any outstanding amounts. The Lessee shall not be entitled to use the Deposit to offset the Factory Rental, Management Fee, wastewater treatment fee, or any other payable amounts;

o.	Other rights as provided under this Lease Agreement and applicable laws.
6.2	Responsibilities of the Lessor:
a.

To hand over the Factory to the Lessee in accordance with this Lease Agreement and to guide the Lessee in using the Factory in line with its intended function and design as specified in Article 1 of this Lease Agreement;

b.	To ensure the Lessee’s stable and uninterrupted use of the Factory and the Factory Area throughout the Lease Term;
c.	To maintain the Common Facilities in accordance with Article 12.3 of this Lease Agreement;
d.	Not to unilaterally terminate this Lease Agreement where the Lessee duly performs its obligations hereunder, unless otherwise agreed by the Lessee;
e.	To compensate for any damage caused by its fault;
f.	To fulfill its financial obligations to the State in accordance with applicable laws;
g.

To provide reasonable assistance to the Lessee, within the limits of applicable laws and the Lessor’s capacity, in supplying necessary documents and information for completing procedures to obtain permits, approvals, or certificates from competent authorities in connection with the Lessee’s Manufacturing Project at the Factory (if any). For the avoidance of doubt, the Lessor shall not bear any responsibility in relation to the implementation of such procedures or the obtaining of such approvals or certificates;

h.

The Lessor agrees to collect and treat the Lessee’s wastewater generated at the Factory throughout the Lease Term. The Lessor shall ensure that such collection and treatment comply with applicable legal standards and regulations on wastewater treatment prior to discharge into the environment;

i.	The Lessor agrees to allow the Lessee to use the Lessor’s waste collection area, with detailed information set out in Appendix 3 of this Lease Agreement;

j.	Other obligations as provided under this Lease Agreement and applicable laws.

ARTICLE 7 RIGHTS AND RESPONSIBILITIES OF LESSEE

7.1	Rights of the Lessee
a.	To require the Lessor to hand over the Factory in accordance with the condition as specified in Article 1 of this Lease Agreement;
b.	To require the Lessor to provide full and accurate information regarding the Factory;
c.	To continue leasing the Factory under the agreed terms and conditions in the event of a change in ownership of the Factory;
d.	To require the Lessor to repair the Factory in the event of any damage caused by the Lessor’s fault;
e.	To require the Lessor to compensate for any damage caused by the Lessor’s fault;
f.	To unilaterally terminate this Lease Agreement in accordance with Article 30.2 of the Law on Real Estate Business;
g.	To use the Factory, the Factory Area, and the waste collection areas as specified in Appendix 3 in accordance with the Permitted Use throughout the Lease Term;
h.

To install necessary equipment within the Factory for the purpose of implementing the Manufacturing Project, provided that such installation (i) does not affect the external design, structure, structural integrity, gross floor area, height, form, or load of the Factory and the Factory Area, nor the overall structure, architecture, and master planning of the Project; and (ii) is subject to the prior written consent of the Lessor and compliance with any conditions and approvals (if any) of the competent authorities.

For the avoidance of doubt, the Lessee shall only proceed with such installation after obtaining the Lessor’s approval and the necessary permits/approvals from the competent authorities. The Lessor shall submit applications for such approvals and permits where required by law, and all related costs shall be borne by the Lessee.

7.2	Responsibilities of Lessee
a.	To preserve and use the Factory and the Factory Area in accordance with their intended function and design as specified in Article 1 and the provisions of this Lease Agreement;
b.

To fully and timely pay the Factory Rental, Deposit, Management Fee, wastewater treatment fee, and any other payable amounts to the Lessor in accordance with the timelines and methods set out in Articles 2, 3, and 5 of this Lease Agreement;

c.	To use the Factory and the Factory Area in accordance with the Permitted Use specified in Article 5 of this Lease Agreement and to repair any damage caused by its fault;
d.	To return the Factory and the Factory Area to the Lessor in accordance with the provisions of this Lease Agreement;
e.	Not to alter, renovate, repair, or demolish the Factory and/or the Factory Area in any manner without the Lessor’s prior written consent;
f.	To compensate for any damage caused by its fault;
g.

To be responsible, at its own cost, for maintenance, servicing, and repair of any deterioration or damage (other than normal wear and tear and issues caused by the Lessor) to the Factory and the Factory Area, subject to prior notice to and approval by the Lessor; and to be fully liable for and remedy any damage or loss caused by the Lessee, its agents, employees, contractors, and/or any related third parties;

h.	From the Handover Date and throughout the Lease Term specified in Article 4, to bear full responsibility for the Factory and the Factory Area;

i.	Upon request of the Lessor, to provide all relevant permits, business registration documents, certificates, and other documents relating to the Lessee’s production activities at the Factory;
j.

To execute a liquidation/termination minutes in accordance with this Lease Agreement and return the original Lease Agreement to the Lessor upon termination for any reason. For the avoidance of doubt, the Lessee’s refusal or failure to execute such minutes and/or return the original Lease Agreement shall not affect the effective termination date or the rights and obligations of the Parties in connection with such termination;

k.

Not to unilaterally change or modify the external design or height of the Factory and/or the Factory Area from their original condition; not to carry out any construction, alteration, or renovation that adversely affects the structure, architecture, or master planning of the Project. In all cases, any such changes must be approved in writing by the Lessor prior to implementation;

l.

To ensure that the interior and exterior design of the Factory and/or the Factory Area is consistent with the overall design, architecture, and concept of the Project and complies with its general standards. The Lessee shall submit such designs to the Lessor for review and approval. Any fit-out or finishing works (including but not limited to signage systems, wall painting, roofing, doors, and windows) shall only be carried out after obtaining the Lessor’s written approval;

m.	During the use of the Factory and the Factory Area, the Lessee shall ensure that:
i.

It does not adversely affect the environment, landscape, public order, security, or overall operations of the Project; and complies fully with applicable laws and the Lessor’s regulations on security, environmental sanitation, and fire prevention and fighting. Any change in production activities must be promptly notified and registered with the Lessor and may only be implemented upon the Lessor’s prior approval;

ii.	It bears full responsibility for the treatment of industrial solid waste and hazardous waste generated from its operations in accordance with environmental protection laws;
iii.

It performs timely maintenance and repair of the Factory and the Factory Area in accordance with applicable regulations to ensure uniformity, consistency, and overall aesthetics of the Project. For clarity, all maintenance and repair plans must be approved by the Lessor prior to implementation;

iv.

Its operations are confined strictly within the Factory; it shall not encroach upon or occupy any part of the Common Facilities under any form, nor carry out any alteration to the Factory and Factory Area inconsistent with the approved architecture and planning;

v.	It cooperates with and facilitates authorized persons in carrying out warranty, maintenance, and repair works for the Common Facilities;
n.

To indemnify and hold the Lessor harmless against: (i) any loss or damage arising from the Lessee’s fault in relation to the Factory and/or the Factory Area (if any); (ii) any damage or loss caused by the Lessee in relation to the Common Facilities and Utilities; (iii) any claims, demands, liabilities, judgments, costs, losses, and expenses incurred by the Lessor directly or indirectly due to the Lessee’s fault in using the Factory and the Factory Area; and (iv) any breach by the Lessee of this Lease Agreement;

1.	To pay all taxes, fees, charges, and other financial obligations in accordance with applicable laws that are the responsibility of the Lessee during its use of the Factory and the Factory Area;
o.	Other obligations as provided under this Lease Agreement and applicable laws

Article 8: LIABILITY FOR BREACH OF CONTRACT

8.1	Liability of the Lessor in case of breach of the Lease Agreement

The Lessor shall be deemed to be in breach of this Lease Agreement (provided that the Lessee has duly and fully performed its obligations hereunder) if the Lessor fails to hand over the Leased Area to the Lessee within [***] working days from the Handover Date as specified in Article 4 of this Lease Agreement.

In such case, the Lessor shall refund to the Lessee the Security Deposit received under this Lease Agreement within [***] working days from the date of the Lessee’s request. Accordingly, this Lease Agreement shall be terminated as if upon expiry of the Lease Term.

8.2	In the event of a breach of this Lease Agreement by the Lessee:
a.	In the event the Lessee breaches its payment obligations under this Lease Agreement, such breach shall be handled in accordance with Article 3 and other relevant provisions of this Lease Agreement;
b.

If the aggregate delay by the Lessee in making any payments due under this Lease Agreement (including but not limited to the Factory Rental, Security Deposit, Management Fee, wastewater treatment fee, and late payment interest) exceeds [***] days, or if the Lessee fails to remedy, improperly remedies, or incompletely remedies any breach within [***] days from the Lessor’s request, or if such breach is incapable of remedy, the Lessor shall have the right to require the Lessee to remedy the breach or remedy such breach by Lessor itself at the Lessee’s cost and expense; and/or suspend or request service providers to suspend utilities and services to the Factory/Factory Area (including but not limited to air conditioning, electricity, and water); and/or supervise, suspend operations, close the Factory/Factory Area, and retain all assets therein; and/or evict the Lessee and its related persons from the Factory/Factory Area; and/or unilaterally terminate this Lease Agreement by giving at least [***] days’ prior written notice to the Lessee (the “Termination Notice”).

This Lease Agreement shall automatically terminate on the [***] day from the date of the Termination Notice or date as specified in the Termination Notice (the “Termination Date”), which occurs later.

In this case, from the Termination Date, the Lessee shall have no further rights under this Lease Agreement, and the Lessor shall be free to offer, lease, or sell the Factory to a new customer. After entering into a lease/sale agreement with a new customer and receiving full payment (including VAT), the Lessor shall refund to the Lessee an amount equal to the rent paid by the Lessee for the period after the Termination Date (without interest), less the following:

(i)	Contractual penalty equal to the Deposit;
(ii)	Late payment interest in accordance with Article 3.5;
(iii)	Any other amounts to compensate for all losses and damages incurred by the Lessor arising from such termination.

If the Parties cannot agree on the total amount of penalties and damages under items (i), (ii), and (iii), such total amount shall be fixed at [***] months’ rent. or clarity, the Lessor shall be entitled to recover such penalties and damages in cash and/or by setting off against any amounts payable to the Lessee without requiring the Lessee’s consent.

8.3	Force Majeure:
a.	The Parties agree that the following events shall constitute Force Majeure Events:
(i)	War, natural disasters, or changes in state policies or laws;
(ii)	Compliance with decisions of competent state authorities or other cases as prescribed by law;
(iii)

Riots, epidemics, fire, floods, earthquakes, storms, other natural disasters, national emergencies; compliance with rules, regulations, orders, or directives of governmental authorities or any court of competent jurisdiction, not attributable to either Party;

b.

For clarity, a Force Majeure Event shall not excuse or extend payment obligations, except where such event directly prevents the agreed method of payment. In such case, the payment deadline shall be extended for a period equal to the duration of such hindrance, unless the Parties agree on an alternative payment method;

c.

The affected Party shall notify the other Party in writing or directly within [***] days from the occurrence of the Force Majeure Event and provide supporting evidence (if available). Except as provided in Article 8.3(b), failure to perform obligations due to Force Majeure shall not be deemed a breach;

d.

Performance of obligations by the Parties shall be suspended during the Force Majeure Event. The Parties shall resume performance after such event ceases, unless otherwise provided in Article 10.1(c) of this Lease Agreement.

8.4	Limitation of Liability

The Lessor shall not be liable to the Lessee, and the Lessee shall have no claim against the Lessor in respect of:

a.	Any interruption or failure of services due to repair, maintenance, defects, breakdown of machinery, emergencies, adverse conditions, or any other causes beyond the Lessor’s control;
b.	Any act or omission of third parties in providing services;
c.	Any accident, incident, injury (whether fatal or not), or loss or damage to property within the Factory and/or the Factory Area not caused by the Lessor’s fault;
d.

The Lessee shall indemnify and hold the Lessor harmless from any liability to third parties where the Lessor handles, sells, or disposes of assets in good faith on the assumption that such assets belong to the Lessee. The Lessee undertakes not to raise any claims in relation thereto and shall be responsible for resolving any disputes with third parties. The Lessee shall notify any relevant third parties of this arrangement regarding assets located within the Leased Area.

ARTICLE 9: CONTRACTUAL PENALTIES

In the event that a Party breaches this Lease Agreement and such breach cannot be remedied within the period specified herein, and the non-breaching Party does not exercise its right to terminate this Lease Agreement, the breaching Party shall pay to the non-breaching Party a penalty equal to [***] % of the monthly Factory Rental and Management Fee for each breach, provided that the total penalty shall not exceed [***] % of the monthly Factory Rental and Management Fee in respect of all breaches occurring within a single month.

ARTICLE 10: TERMINATION OF THE LEASE AGREEMENT

10.1This Lease Agreement shall be terminated upon the occurrence of any of the following events:

a.	The Parties mutually agree in writing to terminate this Lease Agreement. In such case, the Parties shall execute a written agreement specifying the terms and timing of termination;
b.

The Lessee fails to pay the Factory Rental, Deposit, Management Fee, wastewater treatment fee in accordance with Articles 2, 3, and 5 of this Lease Agreement and/or breaches any obligation or commitment hereunder. In such case, the rights and obligations of the Parties shall be handled in accordance with Article 8.2;

c.

In the event that a Party affected by a Force Majeure Event is unable to remedy such event to be able to continue performing its obligations for a period of [***] days from the occurrence of such event, and the Parties fail to reach an alternative agreement, either Party shall have the right to unilaterally terminate this Lease Agreement without such termination being deemed a breach. In such case, the Lessor shall refund to the Lessee the prepaid rent corresponding to the period after the termination date (without interest) and the Security Deposit after deducting any amounts payable by the Lessee under this Lease Agreement;

d.

Upon the expiration of the Lease Term without renewal. In such case, this Lease Agreement shall automatically terminate once the Parties have completed all their respective rights and obligations under this Lease Agreement without the necessity of preparing a contract liquidation record. The Lessor shall refund the Security Deposit to the Lessee within [***] days from the expiration of the Lease Term.

e.

The Factory is destroyed or severely damaged to the extent that it can no longer be used due to the fault of the Lessor, or the Factory falls within an area subject to land recovery, site clearance, or demolition under a decision of a competent state authority and/or in accordance with applicable laws. In such case, the Lessor shall refund to the Lessee an amount similar to that provided in Clause 10.1(c) of this Lease Agreement;

f.

Either Party may unilaterally terminate this Lease Agreement prior to the expiration date by providing the other Party with [***] months’ prior written notice, and the terminating Party shall pay a penalty equal to [***] months of Factory Rent and Management Fee, calculated based on either the Factory Rent and Management Fee at the commencement date or the average Factory Rent and Management Fee of the most recent [***] months prior to the termination date, whichever is higher (the “Termination Penalty”). If the terminating Party fails to provide written notice or provides less than [***] months’ notice, such Party shall pay the other Party a penalty equal to [***] times the Termination Penalty specified above. In addition, the Lessor shall refund to the Lessee the Deposit and the portion of prepaid Factory Rent corresponding to the remaining unused days of the Factory and Factory Area if the Lessor is the Party unilaterally terminating this Lease Agreement.;

g.

If either Party is dissolved or declared bankrupt (except in the case of corporate restructuring or merger) without any successor assuming the rights and obligations under this Lease Agreement, the dissolving or bankrupt Party shall compensate the other Party in accordance with applicable laws. In addition, the Lessor shall refund to the Lessee the Deposit and the portion of prepaid Factory Rent corresponding to the remaining unused days of the Factory and Factory Area if the Lessor is the Party unilaterally terminating this Lease Agreement;

h.	Other cases as agreed in this Lease Agreement and as provided by law.
10.2

Upon termination of this Lease Agreement for any reason, the Lessee shall be responsible for (i) paying the Factory Rental, Management Fee, Wastewater Treatment Fee and any other payable amounts to the Lessor until the date the Lessee completes the return of the Factory and Factory Area to the Lessor, including storage costs if the Lessee’s goods or assets are transferred to storage; and (ii) returning the Factory and/or Factory Area to the Lessor in the same condition as at the time of handover from the Lessor, in good working order, except for normal wear and tear accepted by the Lessor, within [***] days from the termination date of this Lease Agreement or another deadline notified in writing by the Lessor, whichever occurs earlier. If the Lessee fails to return the Factory and/or Factory Area in the same condition as at the time of handover, the Lessor shall have the right to deduct from any refundable amount payable to the Lessee under this Lease Agreement the costs required to restore the Factory and/or Factory Area to their original condition. In the event of damage or loss, the Lessee shall restore the Factory to its original condition and compensate the Lessor for all such damage or loss within the period required by the Lessor. If the Lessee fails to complete such restoration within the required period, the Lessor shall have the right to perform or appoint a contractor to perform such work, and the Lessee shall reimburse all related costs to the Lessor immediately upon receipt of the Lessor’s request or invoice. The Lessor shall have the right to deduct such costs from the Deposit. If the Deposit is insufficient to cover the repair or restoration costs, the Lessee shall be responsible for paying the remaining amount to the Lessor.

10.3	After termination of this Lease Agreement and after vacating the Factory and Factory Area, if the Lessee leaves behind any assets and fails to remove them within the time specified in the written request of the Lessor, such assets shall be deemed abandoned and the Lessor shall have the right to sell or dispose of such assets. The proceeds obtained from such sale, after deducting reasonable costs of removal, storage and sale, shall be used to settle any outstanding debts of the Lessee. The Lessor shall have the right to claim from the Lessee any removal and disposal costs if the proceeds from the disposal of the Lessee’s assets are insufficient to cover the Lessor’s costs. The Lessee shall indemnify the Lessor against any liability to third parties where the Lessor sells or disposes of third-party assets under the good faith belief that such assets belong to the Lessee.

Article 11: RENOVATION AND MAINTENANCE

11.1

Within the scope of the Purpose of Lease as stipulated in this Lease Agreement, the Lessee shall be responsible for maintaining the Factory and the Factory Area in good condition equivalent to their condition at the Handover Date, and/or the Lessee may renovate the Factory, provided that such maintenance and/or renovation: (i) does not alter the exterior design, structure, construction framework, gross floor area, height, shape, or load-bearing capacity of the Factory and the Factory Area, nor affect the architectural structure and overall planning of the Project; (ii) must obtain the prior written approval of the Lessor; and (iii) must comply with all applicable conditions and approvals (if any) from competent authorities. For clarification, the Lessee shall submit to the Lessor the maintenance plan, construction method/ implementation plan, and renovation plan for the Factory and the Factory Area at least [***] days prior to the intended renovation date for the Lessor’s review and approval. The Lessee shall carry out maintenance, construction, and completion of renovation works strictly in accordance with the method/plan approved by the Lessor, including any amendments or supplements approved by the Lessor from time to time. For the purpose of implementing this clause, the Lessor shall submit applications to competent authorities for approvals or permits if required by law, and the Lessee shall bear all costs and expenses arising in connection with such renovation or repair.

11.2

The Lessee shall be responsible for obtaining all necessary approvals, certificates and permits from competent authorities for the use of the Factory in accordance with applicable laws, including but not limited to permits relating to environmental protection and fire prevention and fighting. The Lessee shall bear all risks and costs associated with any non-compliance, including penalties imposed by competent authorities.

Article 12: UTILITIES AND COMMON FACILITIES

12.1

Location and description of the Common Facilities: The Common Facilities refer to the common areas and facilities within the Project, including parking areas, dining, resting and recreational facilities, outdoor amenities, gardens, street lighting, roads, railings, water tanks, fire prevention and fighting systems, security facilities, environmental sanitation systems, and telecommunications infrastructure of the Project.

12.2	Utilities mean water supply, drainage systems, communication systems and other services provided by the Lessor or by third parties within the Project.
12.3

The Common Facilities shall be provided, installed and maintained by the Lessor to ensure that the Lessee can operate and use the Factory for the Purpose of Lease. The Lessee shall comply with all terms, conditions, rules and regulations issued by the Lessor from time to time regarding the use of Utilities and Common Facilities.

12.4

The Lessee shall be responsible for compensating any damages arising from the Lessee’s use of Utilities and Common Facilities and shall ensure that the Lessor is indemnified against any claims, complaints or disputes with third parties arising from or relating to the Lessee’s use of the Utilities and Common Facilities.

ARTICLE 13: REPAIR AND REMEDY OF DAMAGES

In all cases where the Factory and/or the Factory Area suffers damage, deterioration or any incident, the Lessee shall contact the Lessor within [***] hours after the incident occurs and shall immediately send a written notice/email to the Lessor. The repair and remedy of the Factory and/or the Factory Area shall be carried out as follows:

13.1

For damage or incidents relating to the Factory and/or the Factory Area, except where caused by the fault of the Lessor, the Lessee and/or the third party causing such damage shall, at their own cost, be responsible for remedying and repairing all such damages. If the Lessee and/or such third party fails to carry out or intentionally delays the repair within the time required by the Lessor, or if urgent repair or warranty work is required to restore the Factory and/or the Factory Area for use, or the Lessor cannot contact the Lessee and/or such third party, or the repair does not meet the Lessor’s requirements, the Lessor shall have the right to carry out the inspection and repair itself or appoint another entity to do so. In such case, the Lessee and/or such third party shall reimburse the repair costs to the Lessor according to the Lessor’s notice, or the Lessor shall have the right to deduct such costs from the Deposit without prior notice to or consent from the Lessee.

13.2

In the event that damage or incidents relating to the Factory and/or the Factory Area are caused by the fault of the Lessor, the Lessor shall, at its own cost, repair and restore the Factory and/or the Factory Area. During the period in which the Lessee cannot use all or part of the Factory due to such repair, the Parties shall agree in writing on a reduction of the rent corresponding to the area that cannot be used. If the major portion of the Factory cannot be used, the Lessor shall use its best efforts to arrange appropriate facilities for the Lessee during the restoration of the Factory. If this cannot be arranged within a reasonable period, the Lessee shall have the right to terminate this Lease Agreement in accordance with the Article 13 of this Lease Agreement. For clarification, the Lessor shall not be responsible for any property belonging to the Lessee, including machinery and equipment installed in the Factory and/or the Factory Area.

13.3

The Lessor shall be responsible for purchasing and maintaining insurance policies required by law for the property owner (the Factory). The Lessee shall purchase and maintain mandatory insurance required by law for leased assets. All insurance proceeds relating to damage or loss, after deducting actual costs and expenses (if any), shall be allocated to the Lessor or the Lessee in accordance with their respective interests under this Lease Agreement, for the purpose of restoring, replacing, rebuilding or modifying the Factory so that it returns as close as possible to its value, condition and characteristics prior to such damage or loss.

Article 14: ASSIGNMENT AND SUBLEASE

14.1

Any and all rights, benefits and entitlements of the Lessee under this Lease Agreement shall not be transferred to any third party without the prior written consent of the Lessor. For clarity, under no circumstances shall the Lessee be permitted to sublease, in whole or in part, the Factory and/or the Factory Area to any third party without the prior written consent of the Lessor.

14.2

The Lessee agrees that the Lessor shall have the right to assign or transfer this Lease Agreement through the transfer of the Project or through corporate restructuring (including division, separation, consolidation or merger) or other forms permitted by law, provided that (i) the transferee shall inherit and assume all rights and obligations of the Lessor under this Lease Agreement; and (ii) the Lessor shall provide prior notice to the Lessee within a reasonable period.

14.3	At any time during the Lease Term (or any extension thereof), provided that: (i) the laws of

Vietnam permit the Lessee to purchase the Factory, and the Factory has satisfied the conditions for transfer under this Lease Agreement and applicable laws; and (ii) the number of factories within the Project sold to foreign organizations or individuals (if any) has not exceeded the permitted ratio under Vietnamese law, then, upon request of the Lessee, the Lessor shall execute a sale and purchase agreement (based on the standard form of the Lessor at that time) with a total sale price (including value-added tax in accordance with applicable law and maintenance costs equivalent to [***] % of the Total Rental during the Lease Term, but excluding administrative fees, legal fees and other expenses incurred by the Lessor in connection with the transfer and issuance of the certificate of land use rights, ownership of the Factory and other assets attached to the land to the Lessee) equal to the total rent corresponding to the unused remaining lease term.

14.4

The Parties agree that the Lessor may use a portion of the Factory and/or the Factory Area as agreed in writing with the Lessee from time to time. In such case, the Factory Rent shall be reduced proportionally to the portion of the Factory and/or Factory Area used by the Lessor. The maintenance and repair costs for the portion of the Factory used by the Lessor shall be borne by the Lessor.

Article 15: NOTICES

15.1

Address for Notices: The address for each Party to receive notices from the other Party shall be the address specified at the beginning of this Lease Agreement (or any other address notified by such Party to the other Party in accordance with Clause 15.5).

15.2	Form of Notice: Notices between the Parties shall be delivered by hand, sent by fax, sent by registered mail, or sent by email, unless otherwise agreed by the Parties.
15.3	Recipient of Notices:
-	For the Lessee: VINHOMES INDUSTRIAL ZONE INVESTMENT JOINT STOCK COMPANY

Address: No. 7, Bang Lang 1 Street, Vinhomes Riverside Eco-urban Area, Viet Hung Ward, Long Bien District, Hanoi, Vietnam

Contact person: [***] – [***] - [***]

-	For the Lessor: VINES ENERGY SOLUTIONS JOINT STOCK COMPANY

Address: Dinh Vu – Cat Hai Economic Zone, Cat Hai Island, Cat Hai Town, Cat Hai District, Hai Phong City, Vietnam

Contact person: [***]

15.4

Any notice, request, information or claim arising in connection with this Lease Agreement must be made in writing. The Parties agree that a notice, request or claim shall be deemed to have been received if sent to the correct address, correct recipient and in the agreed form of notice as specified in Clauses 15.1, 15.2 and 15.3 of this Article, at the following times:

a.	On the date of delivery in the case of hand delivery with the recipient’s signature;
b.	On the date the sender receives confirmation of successful transmission in the case of fax or email;
c.	On the third (3rd) day from the postmark date in the case of delivery by courier or registered mail (regardless of the identity of the person signing the delivery confirmation);
15.5

The Parties must notify each other in writing of any proposed changes to the address, form of notice, or name of the recipient of notices. If any such changes (including changes to the address, form of notice, or recipient name as agreed by the Parties) occur but the Party making the change fails to notify the other Party accordingly, the Party sending the notice shall not be responsible for the failure of the Party making such change to receive the notice documents.

Article 16: GOVERNING LAW

The Parties undertake to strictly comply with the terms and conditions agreed upon in this Lease Agreement.This Lease Agreement shall be governed by and construed in accordance with the laws of Vietnam.

Article 17: DISPUTE RESOLUTION

17.1

The Parties shall endeavor to resolve any dispute arising out of this Lease Agreement through negotiation and mutual consultation. If such negotiation and consultation fail, any dispute arising out of or in connection with this Lease Agreement shall be resolved by arbitration at the Vietnam International Arbitration Centre (VIAC) under the Vietnam Chamber of Commerce and Industry (VCCI) in accordance with the Rules of Arbitration Procedure. The arbitral tribunal shall consist of three (03) arbitrators. Each Party shall appoint one (01) arbitrator, and the two arbitrators so appointed shall select the third arbitrator. The place of arbitration shall be Hanoi, Vietnam. The language of the arbitration proceedings shall be Vietnamese.

17.2

While any dispute is being resolved, the terms and conditions of this Lease Agreement shall continue to bind the Parties, and the Parties shall continue to perform and comply with their obligations under this Lease Agreement.

Article 18: CONFIDENTIALITY

18.1Confidentiality Obligation:

The party receiving or being provided with information (the “Receiving Party”) undertakes that, during the term of this Agreement and after the termination of this Agreement, the Receiving Party shall strictly keep confidential the confidential information (the “Confidential Information”) of the party that disclosed/provided such information (the “Disclosing Party”). Accordingly, the Receiving Party shall not disclose the Confidential Information to any third party, whether directly or indirectly, under any circumstances without the prior written consent of the Disclosing Party, except in the cases specified below.

For the purposes of this provision, Confidential Information means information including but not limited to: the terms and conditions of this Agreement; information, data and documents created in connection with or arising from the performance of this Agreement; information, data and documents provided by the Disclosing Party to the Receiving Party in any form for the purpose of performing this Agreement. Confidential Information also includes, without limitation, information relating to business secrets, technological secrets, trade secrets, know-how or other information relating to or serving the financial, marketing or business activities of the Disclosing Party.

18.2	The confidentiality obligation shall not apply if the Confidential Information:
a.	has been publicly disclosed by the Disclosing Party;
b.

is disclosed by the Receiving Party to its employees, financial or legal advisors, or contractors for the purpose of performing its obligations under this Agreement, provided that the Receiving Party shall remain responsible for ensuring that such persons comply with confidentiality obligations equivalent to those set out in Clause 1 herein;

c.	is received by the Receiving Party from an independent third party unrelated to the performance of this Agreement and not subject to any confidentiality obligation; or
d.	is required to be disclosed by a competent authority or any court having appropriate jurisdiction over the Receiving Party.
18.3

The Receiving Party agrees that any breach of this Confidentiality Obligation may cause irreparable damage to the Disclosing Party. Accordingly, the Disclosing Party shall have the right to seek remedies to mitigate such damage and require the Receiving Party to compensate for all damages in an amount not less than the total Factory Rental Value under this Lease

Agreement.

Article 19: TAXES AND RELATED FEES AND CHARGES

19.1

Each Party shall bear all taxes, fees, charges and other costs arising in connection with the performance of this Lease Agreement that are applicable to such Party under the applicable laws of Vietnam, including any withholding tax arising from payments made by one Party on behalf of the other Party.

19.2

The Parties shall cooperate with each other in completing and preparing any dossiers, certificates or other necessary documents in order to obtain tax incentives, exemptions or reductions approved by the competent authorities and/or under any double taxation avoidance agreement concluded between Vietnam and the country where the Lessee is incorporated.

Article 20: ANTI-CORRUPTION AND ANTI-BRIBERY

20.1

The Lessee undertakes and warrants that its managers, employees, agents or any person of the Lessee who directly or indirectly contacts, transacts, or works with the Lessor (the “Lessee’s Personnel”) shall not: (i) give bribes and/or promise to give bribes, gifts, commissions, or any assets in cash or in kind or any other benefits (collectively referred to as “Bribes”) to any manager, employee or any person of the Lessor (collectively referred to as the “Lessor’s Personnel”); or (ii) provide such Bribes through any third party to the Lessor’s Personnel in order to obtain priority in entering into a Contract/Agreement with the Lessor, or to be exempted from obligations under the Contract/Agreement with the Lessor, and/or to obtain other non-transparent or unfair benefits. Bribery acts as referred to in this Article include acts occurring before, during, or after the execution and performance of the Contract/Agreement with the Lessor.

If any of the Lessee’s Personnel becomes aware that any of the Lessor’s Personnel shows signs of requesting or demanding a Bribe, the Lessee shall immediately notify the Lessor through the following channels:

-	Hotline: [***]
-	Email: [***]
20.2	If the Lessee violates the provisions of this Article, the Lessor shall have the right, at any time, to apply one or several of the following measures:
a.

Cancel the result of the evaluation and selection of the Lessee in the event that the Contract was entered into through a bidding process; and/or prevent the Lessee from participating in other tenders for the provision of goods or services to the Lessor; and/or

b.

Revoke all approvals, consents, permissions, or benefits obtained by the Lessee, or any approvals granted by the Lessor relating to the execution and performance of the Contract/Agreement that are affected by the bribery conduct; and/or

c.

Depending on the seriousness of the bribery conduct, impose a penalty of VND [***] for each act of bribery and/or immediately terminate the Contract/Agreement without any obligation to pay penalties or compensation. In addition, the Lessee shall compensate the Lessor for all damages arising (if any) from such termination, refund to the Lessor any advance payments made by the Lessor to the Lessee, and be subject to other penalties under the Contract/Agreement as in the case where the Contract/Agreement is terminated due to the Lessee’s breach; and/or

d.	Refer the matter to the competent investigative authorities if the bribery conduct shows signs of violating the Criminal Law.
20.3

The Lessee shall indemnify the Lessor against all liabilities relating to the Lessee’s bribery conduct and shall compensate the Lessor for all damages incurred, including administrative costs, legal fees, and other costs arising from handling matters related to the Lessee’s bribery conduct.

Article 21: SANCTIONS COMPLIANCE

21.1.	The Lessee represents and warrants that neither it nor any of its directors, officers, employees, or representatives:
a.	is in violation of, or is the subject of any proceedings, litigation, claims, or investigations relating to any Sanctions Laws; or
b.	is a Sanctioned Person.
21.2.	For the purposes of this Article:
a.

“Sanctions Laws” means any economic, trade, or financial sanctions laws or regulations administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Kingdom, the United Nations, the European Union, or any other national authority responsible for economic sanctions.

b.	“Sanctioned Person” means any entity or individual that:
(i)	is listed on the Specially Designated Nationals and Blocked Persons List (SDN List) maintained by OFAC, or on any other sanctions list issued pursuant to any Sanctions Laws;
(ii)	is, or forms part of, the government of a Sanctioned Territory;
(iii)	is owned or controlled by, or acting on behalf of, any person described in paragraphs (a) or (b) above; or
(iv)	resides in or conducts business from a Sanctioned Territory.
c.	“Sanctioned Territory” means any country, region, or territory that is subject to comprehensive export, import, financial, or investment embargoes under applicable Sanctions Laws.

Article 22: MISCELLANEOUS PROVISIONS

22.1

The headings of the articles and clauses in this Lease Agreement and its Appendices are included solely for convenience of reference and shall not affect the interpretation of their contents. The Appendices form an integral part of this Lease Agreement and shall have the same legal effect as the other terms and conditions of this Lease Agreement. In the event of any inconsistency or conflict between this Lease Agreement and its Appendices, the contents of the Appendices shall prevail for interpretation or application.

22.2	Each restriction or obligation imposed on the Lessee under this Lease Agreement shall apply to and be binding upon all agents, employees, contractors, or visitors of the Lessee.
22.3	Any amendment or supplementation to this Lease Agreement must be mutually agreed upon by the Parties and executed in writing.
22.4

If any provision of this Lease Agreement or any part thereof becomes invalid, illegal, or unenforceable under any law, regulation, or policy, such provision shall be deemed invalid, illegal, or unenforceable only to that extent and shall not affect the validity or enforceability of the remaining provisions of this Lease Agreement.

22.5

The failure or delay by either Party to exercise any right, power, or privilege under this Lease Agreement, or under any related agreement, shall not operate as a waiver thereof; nor shall the partial exercise of any such right, power, or privilege preclude any further exercise thereof.

22.6	This Lease Agreement shall become effective upon being signed by the legal representatives or duly authorized representatives of the Parties.
22.7	This Lease Agreement is made in four (04) original copies in Vietnamese, each having equal legal validity, with each Party retaining two (02) copies.

The Appendices attached to this Lease Agreement and forming an integral part hereof include:

Appendix 1: Factory Location

Appendix 2: Technical Requirements of the Factory

Appendix 3: Waste Collection Area

IN WITNESS WHEREOF, this Lease Agreement has been executed by or on behalf of the Parties.

Representative of the Lessor	Representative of the Lessee
VINHOMES INDUSTRIAL ZONE INVESTMENT JOINT STOCK COMPANY	VINES ENERGY SOLUTIONS JOINT STOCK COMPANY
Signed and Sealed	Signed and Sealed
/s/[***]	/s/[***]
Title: [***]	Title: [***]

APPENDIX 1: FACTORY LOCATION

The Factory includes the Battery Packaging Shop and a portion of the Ebus Shop, located within the VinFast Automobile Manufacturing Complex, Dinh Vu – Cat Hai Economic Zone, Cat Hai Island, Cat Hai Town, Cat Hai District, Hai Phong City, Vietnam, as illustrated in the map below (outlined in black), including:

-	Battery Packaging Factory: Area of [***] m²
-	Portion of the EBUS Factory: Area of [***] m²

Total leased area: 33,000 m²

[Map]

APPENDIX 2: TECHNICAL REQUIREMENTS OF THE FACTORY

[***]

APPENDIX 3: WASTE COLLECTION AREA

The Lessor agrees to allow the Lessee to use the Lessor’s waste collection area, including:

-	[***] m² within Hazardous Waste Storage Warehouse No. 1 (total warehouse area approximately [***] m²);
-	[***] m² within Industrial Solid Waste Storage Warehouse No. 1 (total warehouse area approximately [***] m²);
-	[***] hazardous waste storage warehouses, each with an area of approximately [***] m², located at the Testing Center area.